Exhibit 99.1

Jay S. Moore, Director of Communications (276) 629-6450 - Phone (276) 629-6418 - Fax jsmoore@bassettfurniture.com

Bassett Furniture Industries, Inc. P.O. Box 626 Bassett, VA 24055 www.bassettfurniture.com	Barry Safrit, SVP and CFO (276) 629-6757 - Investors (276) 629-6332 - Fax

For Immediate Release

BASSETT FURNITURE ANNOUNCES PLANT CLOSING AND LOWER FIRST QUARTER SALES AND EARNINGS

(Bassett, VA) ––March 5, 2007––Bassett Furniture Industries, Inc. (NASDAQ: BSET) announced today plans to cease operations at its wood manufacturing facility in Bassett, Va. The closure of the 323,000 square foot facility, located on Fairystone Park Highway, is planned to begin over the next 60 to 90 days and affect approximately 280 employees or 15 percent of the Company’s workforce. The Company plans to source the majority of the products currently produced at this facility from overseas suppliers, to continue to produce certain custom bedroom products domestically and to discontinue providing certain slower selling items. During the last few years, like most of the U.S. furniture industry, Bassett has continued to experience a shift in demand from domestically produced wood products to imported wood products.

“Closing this plant has been the most difficult decision we have ever had to make,” said Robert H. Spilman Jr., president and chief executive officer. “We regret the effect that this will have on the many fine employees who work at our largest hometown plant. We recognize that they have worked hard to meet the Company’s goals and this decision is in no way a reflection upon them. They have been extremely dedicated and loyal employees for many years and we will provide them with assistance to make the transition as smooth as possible under the circumstances. While we regret the decision, we also believe this is a needed step in our transformation from being primarily a domestic furniture manufacturing company to a retailer, manufacturer and marketer of branded home furnishings. It will allow us to more fully focus on our retail and product development strategies currently aimed at driving increased sales throughout our store network with greater value for our customers in today’s very competitive marketplace. We believe the end result will be a leaner, more profitable company that provides better returns for our shareholders.”

The Company will continue to operate two domestic manufacturing facilities which allow it to provide custom furniture solutions in both upholstery and wood within 30 days.

With the current business levels, it was no longer feasible to continue to operate the large Bassett manufacturing facility even with the efficiency improvements and investments made over the last two years. The Company has taken numerous steps over the past several years to reduce its overall cost structure to match the demand for its products. This action is expected to improve operating income by $3.0 to $4.0 million per year after factoring in an expected sales reduction this year.

In connection with the closing of the Bassett facility, the Company plans to record a first quarter pre-tax impairment charge of approximately $3.0 to $3.6 million, or $0.15 to $0.18 per share after tax, all of which will be non-cash, and an estimated second quarter pre-tax charge of approximately $1.0 million, or $0.05 per share after tax, for one-time severance benefits. With the closing of the Bassett facility, the Company will employ approximately 1,500 people and operate one wood furniture plant, one upholstery plant and one supply plant, all located in Virginia and North Carolina.

To aid in the transition of those employees affected by the closing of the plant, the Company will work closely with the Virginia Employment Commission to provide outplacement and other employment assistance. Bassett also plans to file a petition with the U.S. Department of Labor’s Division of Trade Adjustment Assistance to establish eligibility for assistance to the displaced employees.

First Quarter Preliminary Results

Bassett also announced today that its first quarter earnings will be negatively impacted by lower sales levels and reduced margins, compared to the year ago period. First quarter sales for the three month period ended February 24, 2007, are expected to be approximately 16% to 18% below the same period last year and approximately 5% to 6% below the fourth quarter of 2006. This shortfall is primarily due to continued soft furniture retail conditions which have impacted both retail sales and wholesale shipments. The decline against the same period last year was also partially due to a decline in year over year wholesale shipments to the Army/Air Force Exchange and to the sale of the Company’s Weiman operation at the end of April 2006.

“Like many other retailers, we have seen a continued softening in consumer traffic amidst the backdrop of a nationwide housing slump, higher interest rates and higher gasoline prices all serving to limit the discretionary spending of many consumers,” said Mr. Spilman. “During this period of retail sluggishness, we will continue to challenge all of our fixed operating costs to ensure that our cost structure is appropriate for our current business levels. We believe the Company is focused on the right things to weather this period and to emerge stronger when overall conditions improve.”

The Company plans to release its first quarter earnings on March 29, 2007.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ: BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With more than 130 Bassett Furniture Direct stores, Bassett has leveraged its strong brand name in furniture into a growing network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy encompasses affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at www.bassettfurniture.com. (BSET-G)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods including and beyond the end of the first quarter of fiscal 2007, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

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